TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into by and between Pamela Schneider (“Executive”) and ACCO Brands Corporation (together with its subsidiaries, the “Company”), effective as of January 27, 2025 (the “Effective Date”).

WHEREAS, Executive intends to retire as the Company’s SVP, General Counsel & Corporate Secretary and transition to a non-executive role at the Company, and ultimately retire as an employee of the Company, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Transition.

(a) Executive shall remain employed by the Company as an employee at-will and serve as the Company’s SVP, General Counsel & Corporate Secretary, on the terms contained herein from the Effective Date until the date on which a new General Counsel of the Company commences employment (such date, the “Transition Date” and such period, the “Pre-Transition Period”). Effective as of the Transition Date, Executive shall cease serving as the Company’s SVP, General Counsel & Corporate, and shall be deemed to have resigned from all offices and directorships held at the Company and its affiliates. Executive agrees to execute any documentation requested by the Company to effectuate such resignation(s). Executive agrees that, during the Pre-Transition Period, Executive will continue to perform Executive’s duties, responsibilities and functions to the Company as are usual and customary for Executive’s position, shall continue reporting to the Company’s Chief Executive Officer (the “CEO”), and shall not engage in any other employment, occupation, consulting or other business activity, except as otherwise agreed in advance with the CEO.

(b) Effective as of the Transition Date, Executive shall remain employed by the Company as an employee at-will serving in the non-executive officer role of Senior Legal Advisor through a date to be mutually agreed between the Company and Executive (such date, the “Transition Period End Date”). During the period commencing on the Transition Date and ending on the earlier of the Transition Period End Date and the actual date of Executive’s termination of employment (such actual date of termination, the “Termination Date”, and such period, the “Transition Period”), Executive agrees to (i) cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior responsibilities as SVP, General Counsel & Corporate Secretary to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information, (ii) act as the senior lawyer managing legal support with respect to certain special projects to be mutually agreed between Executive and the Company and (iii) not engage in any other employment or consulting services (whether full-time or part-time) with another entity, except as otherwise agreed in advance with the CEO. During the Transition Period, (i) Executive’s services as Senior Legal Advisor will be provided on a full-time basis upon request from the CEO and (ii) Executive shall report to the CEO. As an employee of the Company, during the Transition Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Insider Trading Policy.

(c) The parties hereto acknowledge and agree that, effective as of the Transition Date, any rights Executive might have under the Company’s Executive Severance Plan (the “Severance Plan”) are superseded by this Agreement. Executive agrees that at no point shall any of Executive’s change in position, duties, responsibilities or authority in connection with the appointment of a new General Counsel of the Company (or similar role) and her transition to the role of Senior Legal Advisor to the Company, or her ultimate retirement as of an employee of the Company, constitute an event giving rise to “good reason” or a termination “without cause” within the meaning of any agreement between Executive and the Company or any Company plan or program (including the Severance Plan). In addition, Executive acknowledges that, effective as of the Transition Date, she is not, and will not be, a participant in the Severance Plan, and upon her termination of employment from the Company following the Transition Date she will have no rights to severance or termination pay except as otherwise set forth in this Agreement, and as may be set forth in the outstanding award agreements for her Company Equity Awards (as defined below) .

2. Compensation.

(a) During the Pre-Transition Period and the Transition Period, Executive shall continue to be entitled to receive the compensation and benefits Executive is entitled to receive as of the Effective Date. In addition, the outstanding Company stock options, restricted stock unit awards and performance stock unit awards held by Executive as of the Effective Date (collectively, the “Company Equity Awards”) will continue to vest during the Pre-Transition Period and the Transition Period in accordance with their terms. Notwithstanding the generality of the foregoing, Executive acknowledges and agrees that (i) following the Effective Date, Executive will not be eligible to be granted a Company equity or equity-based award and (ii) Executive will be eligible to receive an annual cash bonus under the 2025 Annual Incentive Plan, which shall be pro-rated to reflect her partial year of employment through the Termination Date.

(b) During the Pre-Transition Period and the Transition Period, Executive shall continue to be eligible to participate in the employee benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time (excluding the Severance Plan), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. During the Pre-Transition Period (but not the Transition Period), Executive shall also continue to be a participant in the Severance Plan.

3. Termination of Employment.

(a) Upon the termination of Executive’s employment for any reason, the Company will, within 30 days, pay to Executive (i) all accrued salary and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Termination Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Termination Date (collectively, the “Accrued Obligations”). Additionally, following the Termination Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy. All outstanding Company Equity Awards shall be treated in accordance with the terms and conditions set forth in the applicable award agreements.

(b) The Company shall pay Executive an amount equal to $670,480.39 within 15 business days following the Termination Date unless (i) Executive terminates Executive’s employment prior to the Transition Period End Date, including in connection with the commencement of employment or consulting services (whether full-time or part-time) with another entity, or (ii) the Company terminates Executive’s employment for Cause (as that term is defined in the Severance Agreement) prior to the Transition Period End Date in which case Executive shall forfeit any entitlement to the payments and benefits set forth in this Section 3(b).

(c) Following the Transition Period End Date and the Termination Date, Executive will remain in service with the Company in a consulting capacity. The terms and conditions of the consulting arrangement will be set forth in a consulting agreement (the “Consulting Arrangement”) to be entered into between Executive and the Company, which shall include the terms and conditions set forth in Exhibit A.

4. Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5. Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein and in the Consulting Arrangement, Executive will have (i) received all monies and other benefits due to Executive as a result of Executive’s employment with and separation from the Company, and (ii) no right, title or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. For the avoidance of doubt, all outstanding Company Equity Awards shall be treated in accordance with the terms and conditions set forth in the applicable award agreements as provided in Section 3(a).

7. Exceptions. Notwithstanding the generality of the foregoing or other provisions of this Agreement, nothing in this Agreement shall restrict Executive from: (a) communicating with, cooperating with, or providing information to, any federal, state or local government agency, including, but not limited to, the Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (b) engaging in concerted activity under Section 7 of the U.S. National Labor Relations Act, if Executive was a non-supervisory employee; and (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Further, Executive acknowledges that the Company has provided Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

9. Code Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement would be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b) Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release that may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

11. Governing Law. This Agreement shall be construed under the laws of the State of Illinois, both procedural and substantive.

12. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13. Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

14. Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

15. Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

17. Entire Agreement; Amendments. This Agreement (including the exhibits here), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including that certain offer letter by and between the Company and Executive dated November 21, 2011 and, as of the Transition Date, Executive’s rights under the Severance Plan), but excluding any award agreements evidencing the Company Equity Awards and the Indemnification Agreement, dated April

3, 2012, between Executive and the Company (the “Indemnification Agreement”). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive: at Executive’s most recent address on the records of the Company

If to the Company:

ACCO Brands Corporation

Four Corporate Drive

Lake Zurich, Illinois 60047

Attention: SVP and Global Chief People Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: January 27, 2025 _/s/ Pamela R. Schneider

Pamela Schneider

Dated: January 30, 2025 _/s/ Angela Y. Jones

ACCO Brands Corporation

Name: Angela Jones

Title: SVP and Chief Global People Officer

EXHIBIT A

CONSULTING ARRANGEMENT TERMS

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Executive shall act as the senior lawyer managing legal support with respect to certain special projects to be mutually agreed between Executive and the Company (the “Projects”).
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The Company will pay Executive for services rendered at the hourly rate to be agreed which will be commensurate with Executive’s compensation as of the Effective Date.
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In addition, the Company will pay Executive an amount equal to $446,986.92 within 30 calendar days following the closing of all of the Projects, subject to Executive’s continued service through such date, but no earlier than January 31, 2026.
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In the event the Projects are completed prior to the Termination Date, such amount shall be paid within 15 business days following the Termination End Date.
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If the Company determines in its sole discretion that all of the Projects are not or cannot be completed for any reason, such amount shall be paid within 30 calendar days following such determination, subject to Executive’s continued service through the determination date.
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The Company will reimburse Executive for the cost of her malpractice insurance during the term of the Consulting Arrangement.
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Executive’s Corporate Status (as defined in the Indemnification Agreement) shall continue for the entire period during which Executive is providing consulting services under the Consulting Arrangement.

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